Exhibit 99.1

WPX Energy
(Note 1)

Condensed Combined Statement of Operations
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(Dollars in millions)

Revenues:
Oil and gas sales, including affiliate	$1,877	$1,660
Gas management, including affiliate	1,092	1,357
Hedge ineffectiveness and mark to market gains and losses	20	25
Other	7	32

Total revenues	2,996	3,074
Costs and expenses:
Lease and facility operating, including affiliate	218	207
Gathering, processing and transportation, including affiliate	372	216
Taxes other than income	109	109
Gas management (including charges for unutilized pipeline capacity)	1,122	1,385
Exploration	107	45
Depreciation, depletion and amortization	703	655
Impairment of producing properties and costs of acquired unproved reserves	—	678
Goodwill impairment	—	1,003
General and administrative, including affiliate	208	183
Other — net	4	(6)

Total costs and expenses	2,843	4,475

Operating income (loss)	153	(1,401)
Interest expense, including affiliate	(97)	(88)
Interest capitalized	8	12
Investment income and other	19	15

Income (loss) from continuing operations before income taxes	83	(1,462)
Provision (benefit) for income taxes	29	(167)

Income (loss) from continuing operations	54	(1,295)
Loss from discontinued operations	(11)	(2)

Net income (loss)	43	(1,297)
Less: Net income attributable to noncontrolling interests	7	6

Net income (loss) attributable to WPX Energy	$36	$(1,303)

Supplemental pro forma combined basic loss per common share (Note 2)

Supplemental pro forma combined diluted loss per common share (Note 2)

See accompanying notes.

WPX Energy
(Note 1)

Condensed Combined Balance Sheet
(Unaudited)

	Supplemental
	Pro Forma
	September 30,	September 30,	December 31,
	2011 (Note 2)	2011	2010
	(Dollars in millions)

Assets
Current assets:
Cash and cash equivalents	$50	$50	$37
Accounts receivable:
Trade, net of allowance for doubtful accounts of $16 at September 30, 2011 and December 31, 2010	444	444	362
Affiliate	41	41	60
Derivative assets	388	388	400
Inventories	82	82	77
Other	65	65	22

Total current assets	1,070	1,070	958
Investments	119	119	105
Properties and equipment (successful efforts method of accounting)	13,485	13,485	12,564
Less — accumulated depreciation, depletion and amortization	(4,756)	(4,756)	(4,115)

Properties and equipment, net	8,729	8,729	8,449
Derivative assets	118	118	173
Other noncurrent assets	105	105	161

Total assets	$10,141	$10,141	$9,846

Liabilities and Equity
Current liabilities:
Accounts payable:
Trade	$536	$536	$451
Affiliates	99	99	64
Accrued and other current liabilities	171	171	158
Deferred income taxes	93	93	87
Notes payable to Williams	—	—	2,261
Accrued distribution to Williams	1,697	—	—
Derivative liabilities	107	107	146

Total current liabilities	2,703	1,006	3,167
Deferred income taxes	1,656	1,656	1,629
Derivative liabilities	73	73	143
Asset retirement obligations	296	296	282
Other noncurrent liabilities	103	103	125
Contingent liabilities and commitments (Note 8)
Equity:
Owner’s net equity:
Owner’s net investment	6,729	6,729	4,260
Accrued distribution to Williams	(1,697)	—	—
Accumulated other comprehensive income	200	200	168

Total owner’s net equity	5,232	6,929	4,428
Noncontrolling interests in combined subsidiaries	78	78	72

Total equity	5,310	7,007	4,500

Total liabilities and equity	$10,141	$10,141	$9,846

See accompanying notes.

WPX Energy
(Note 1)

Condensed Combined Statement of Equity
(Unaudited)

	Nine Months Ended September 30,
	2011			2010
	Owner’s Net	Noncontrolling		Owner’s Net	Noncontrolling
	Equity	Interests*	Total	Equity	Interests*	Total
	(Millions)

Beginning balance	$4,428	$72	$4,500	$5,341	$64	$5,405
Comprehensive income (loss):
Net income	36	7	43	(1,303)	6	(1,297)
Other comprehensive income (loss), net of tax:
Net change in cash flow hedges	33	—	33	187	—	187

Total comprehensive income (loss)	69	7	76	(1,116)	6	(1,110)
Contribution of notes payable from Williams	2,420	—	2,420	—	—	—
Dividends to noncontrolling interests	—	(1)	(1)	—	(1)	(1)
Net transfers with Williams	12	—	12	50	—	50

Ending balance	$6,929	$78	$7,007	$4,275	$69	$4,344

*	Represents the 31 percent interest in Apco Oil and Gas International Inc. owned by others.

See accompanying notes.

WPX Energy
(Note 1)

Condensed Combined Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(Dollars in millions)

Operating Activities:
Net income	$43	$(1,297)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	704	661
Deferred income taxes provision (benefit)	(6)	(173)
Provision for impairment of goodwill and properties and equipment (including certain exploration expenses)	120	1,715
Gain on sales of other assets	—	(13)
Cash provided (used) by operating assets and liabilities:
Accounts receivable and payable — affiliate	49	30
Accounts receivable — trade	(88)	59
Inventories	(5)	(25)
Margin deposits and customer margin deposits payable	(25)	5
Other current assets	(10)	10
Accounts payable — trade	78	(61)
Accrued and other current liabilities	31	(55)
Changes in current and noncurrent derivative assets and liabilities	7	(38)
Other, including changes in noncurrent assets and liabilities	(10)	34

Net cash provided by operating activities	888	852

Investing Activities:
Capital expenditures*	(1,088)	(1,460)
Proceeds from sales of assets	17	32
Purchases of investments	(8)	(6)
Other — net	23	1

Net cash used by investing activities	(1,056)	(1,433)

Financing Activities:
Net changes in notes payable to parent	159	532
Net changes in owner’s investment	33	52
Revolving debt facility costs	(8)	—
Other	(3)	(2)

Net cash provided (used) by financing activities	181	582

Increase in cash and cash equivalents	13	1
Cash and cash equivalents at beginning of period	37	34

Cash and cash equivalents at end of period	$50	$35

* Increases to property, plant, and equipment	$(1,095)	$(1,477)
Changes in related accounts payable and accrued liabilities	7	17

Capital expenditures	$(1,088)	$(1,460)

See accompanying notes.

WPX Energy

Notes to Condensed Combined Financial Statements
(Unaudited)

Note 1.	General

The combined businesses represented herein as WPX Energy (also referred to as the “Company”) comprise substantially all of the exploration and production operating segment of The Williams Companies, Inc. (“Williams”). In these notes, WPX Energy is referred to in the first person as “we”, “us” or “our”.

On February 16, 2011, Williams announced that its Board of Directors approved pursuing a plan to separate Williams’ businesses into two stand-alone, publicly traded companies. The plan first calls for Williams to separate its exploration and production business via an initial public offering (the “Offering”) of up to 20 percent of its interest. As a result, WPX Energy, Inc. was formed in April 2011 to effect the separation. In July 2011, Williams contributed to the Company its investment in certain subsidiaries related to its domestic exploration and production business, including its wholly-owned subsidiaries Williams Production Holdings, LLC and Williams Production Company, LLC, as well as all ongoing operations of WPX Energy Marketing LLC, formerly known as Williams Gas Marketing, Inc. In October 2011, Williams contributed and transferred to the Company its investment in certain subsidiaries related to its international exploration and production business, including its 69 percent ownership interest in Apco Oil and Gas International Inc. (“Apco”, NASDAQ listed: APAGF). We refer to the collective contributions described herein as the “Contribution”.

On October 18, 2011, Williams announced that its Board of Directors approved a revised reorganization plan that calls for the complete separation of us via a tax-free spin-off of all of Williams’ ownership of us to Williams’ shareholders by year-end 2011. On October 20, 2011, we filed a Form 10 registration statement with the SEC with respect to this spin-off of our securities. The approval of the revised reorganization plan does not preclude Williams from pursuing the original plan for separation, including an initial public offering, in the event that market conditions become favorable. Williams retains the discretion to determine whether and when to complete these transactions.

WPX Energy includes natural gas development, production and gas management activities located in the Rocky Mountain (primarily Colorado, New Mexico, and Wyoming), Mid-Continent (Texas), and Appalachian regions of the United States. We specialize in natural gas production from tight-sands and shale formations and coal bed methane reserves in the Piceance, San Juan, Powder River, Green River, Fort Worth, and Appalachian Basins. During 2010, we acquired a company with a significant acreage position in the Williston Basin (Bakken Shale) in North Dakota, which is primarily comprised of crude oil reserves. We also have international oil and gas interests which represented approximately two percent of combined revenues and approximately six percent of proved reserves for the year ended December 31, 2010. These international interests primarily consist of our ownership in Apco, an oil and gas exploration and production company with operations in South America.

Note 2.	Basis of Presentation

Our accompanying interim condensed combined financial statements are unaudited and do not include all disclosures required in annual financial statements and therefore should be read in conjunction with the combined financial statements and notes thereto of the Company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included elsewhere in this registration statement. The accompanying unaudited condensed combined financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at September 30, 2011 and our results of operations, changes in equity, and cash flows for the nine months ended September 30, 2011 and 2010.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

condensed combined financial statements and accompanying notes. Actual results could differ from those estimates.

Discontinued operations

The accompanying condensed combined financial statements and notes reflect the results of operations and financial position of our Arkoma Basin operations as discontinued operations for all periods (See Note 3).

Unless indicated otherwise, the information in the Notes to Condensed Combined Financial Statements relates to our continuing operations.

Accounting Standards Issued But Not Yet Adopted

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2011-4, “Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (ASU 2011-4). ASU 2011-4 primarily eliminates the differences in fair value measurement principles between the FASB and International Accounting Standards Board. It clarifies existing guidance, changes certain fair value measurements and requires expanded disclosure primarily related to Level 3 measurements and transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-4 is effective on a prospective basis for interim and annual periods beginning after December 15, 2011. We are assessing the application of this Update to our combined financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-5, “Comprehensive Income (Topic 220) Presentation of Comprehensive Income” (ASU 2011-5). ASU 2011-5 requires presentation of net income and other comprehensive income either in a single continuous statement or in two separate, but consecutive, statements. The Update requires separate presentation in both net income and other comprehensive income of reclassification adjustments for items that are reclassified from other comprehensive income to net income. The new guidance does not change the items reported in other comprehensive income, nor affect how earnings per share is calculated and presented. We currently report net income in the combined statement of operations and report other comprehensive income in the combined statement of equity. The standard is effective beginning the first quarter of 2012, with a retrospective application to prior periods. We plan to apply the new presentation beginning in 2012.

Unaudited Supplemental pro forma balance sheet and pro forma combined loss per share

Inasmuch as our planned separation from Williams requires us to make a distribution from the Offering proceeds, which is not reflected in the historical September 30, 2011 balance sheet, and since the distribution is in excess of our combined estimated Offering proceeds and last twelve months’ earnings, we have presented a supplemental unaudited pro forma balance sheet as of September 30, 2011, and also given effect to this via supplemental pro forma combined earnings/loss per share. For pro forma purposes, this distribution is considered a dividend to Williams.

Basic and diluted pro forma combined loss per share for the nine months ended September 30, 2011 were calculated by assuming          common shares outstanding, reflecting          common shares owned by Williams after the stock split and           common shares held by the purchasers in the Offering. Additionally, for purposes of calculating basic and diluted pro forma combined loss per share, our historical net income was decreased by $27 million to reflect incremental interest expense (net of tax) related to the portion of the $1,697 million distribution that exceeds the proceeds from the Offering and our earnings for the previous twelve months.

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

Note 3.	Discontinued Operations

Summarized Results of Discontinued Operations

	Nine Months Ended September 30,
	2011	2010
	(Millions)

Revenues	$10	$13

Loss from discontinued operations before impairment and income taxes	$(1)	$(3)
Impairment of producing properties	(16)	—
Benefit for income taxes	6	1

Loss from discontinued operations	$(11)	$(2)

Impairments in 2011 reflect write-downs to an estimate of fair value less costs to sell the assets of our Arkoma Basin operations that were classified as held for sale as of September 30, 2011. This nonrecurring fair value measurement, which falls within Level 3 of the fair value hierarchy, was based on a probability-weighted discounted cash flow analysis that included offers we have received on the assets and internal cash flow models.

The assets of our discontinued operations comprise significantly less than one percent of our total combined assets as of September 30, 2011, and December 31, 2010, and are reported within other current assets and other noncurrent assets, respectively, on our Condensed Combined Balance Sheet. Liabilities of our discontinued operations are insignificant for these periods.

Note 4.	Related Party Transactions

Transactions with Williams and Other Affiliated Entities

Below is a summary of the related party transactions for the nine months ended September 30, 2011 and 2010:

	Nine Months
	Ended
	September 30,
	2011	2010
	(Millions)

Oil and gas sales revenues — sales of NGLs to WPZ	$232	$186
Gas management revenues — sales of natural gas for fuel and shrink to WPZ and another Williams subsidiary	402	386
Lease and facility operating expenses from Williams-direct employee salary and benefit costs	15	19
Gathering, processing and transportation expense from WPZ:
Gathering and processing	236	95
Transportation	34	16
General and administrative from Williams:
Direct employee salary and benefit costs	83	74
Charges for general and administrative services	45	43
Allocated general corporate costs	47	47
Other	12	10
Interest expense on notes payable to Williams	95	85

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

Daily cash activity from our domestic operations was transferred to or from Williams on a regular basis and was recorded as increases or decreases in the balance due under unsecured promissory notes we had in place with Williams through June 30, 2011, at which time the notes were cancelled by Williams. The amount due to Williams at the time of cancellation was $2.4 billion and is reflected as an increase in owner’s net investment.

As previously discussed, our domestic operations were contributed to WPX Energy, Inc. on July 1, 2011. On June 30, 2011, certain entities that were contributed to us on July 1, 2011 withdrew from Williams’ benefit plans and terminated their personnel services agreements with Williams’ payroll companies. Simultaneously, two new administrative services entities owned and controlled by Williams executed new personnel services agreements with the payroll companies and joined the Williams plans as participants. The effect of these transactions is that none of the companies contributed to WPX Energy has any employees as of September 30, 2011. The services entities employ all personnel that provide services to WPX Energy and remain owned and controlled 100% by Williams.

In addition, the current amount due to or from affiliates consists of normal course receivables and payables resulting from the sale of products to and cost of gathering services provided by WPZ. Below is a summary of these payables and receivables which are settled monthly:

	September 30,	December 31,
	2011	2010
	(Millions)

Current:
Accounts receivable:
Due from WPZ and another Williams subsidiary	$41	$60

Accounts payable:
Due to WPZ	$25	$12
Due to Williams for cash overdraft	63	38
Due to Williams for accrued payroll and benefits	11	14

	$99	$64

Current derivative asset with WPZ	$7	$—

Current derivative liability with WPZ	$4	$—

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

Note 5.	Asset Sales, Impairments and Exploration Expenses

The following table presents a summary of significant gains or losses reflected in impairment of producing properties and costs of acquired unproved reserves, goodwill impairment and other—net within costs and expenses:

	Nine Months Ended September 30,
	2011	2010
	(Millions)

Goodwill impairment	—	$1,003
Impairment of producing properties and costs of acquired unproved reserves*	—	678
Gain on sales of other assets	—	(13)

*	Excludes unproved leasehold property impairment, amortization and expiration included in exploration expenses.

As a result of significant declines in forward natural gas prices during 2010, we performed an interim impairment assessment in 2010 of our capitalized costs related to goodwill and domestic producing properties. As a result of these assessments, we recorded an impairment of goodwill, as noted above, and impairments of our capitalized costs of certain natural gas producing properties in the Barnett Shale of $503 million and capitalized costs of certain acquired unproved reserves in the Piceance Highlands acquired in 2008 of $175 million (see Note 9).

Our impairment analyses included an assessment of undiscounted (except for the costs of acquired unproved reserves) and discounted future cash flows, which considered information obtained from drilling, other activities, and natural gas reserve quantities.

In July 2010, we sold a portion of our gathering and processing facilities in the Piceance Basin to a third party for cash proceeds of $30 million resulting in a gain of $12 million.

The following presents a summary of exploration expenses:

	Nine Months
	Ended
	September 30,
	2011	2010
	(Millions)

Geologic and geophysical costs	$4	$15
Dry hole costs	13	15
Unproved leasehold property impairment, amortization and expiration	90	15

Total exploration expense	$107	$45

Dry hole costs in 2011 reflect an $11 million dry hole expense in connection with a Marcellus Shale well in Columbia County, Pennsylvania, while 2010 reflects dry hole expense associated with our Paradox basin.

Unproved leasehold impairment, amortization and expiration in 2011 includes a $50 million write-off of leasehold costs associated with certain portions of our Columbia County acreage that we do not plan to develop.

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

Note 6.	Inventories

	September 30,	December 31,
	2011	2010
	(Millions)

Natural gas in underground storage	$38	$31
Materials, supplies and other	44	46

Total inventories	$82	$77

Note 7.	Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes includes:

	Nine Months
	Ended
	September 30,
	2011	2010
	(Millions)

Current:
Federal	$19	$(2)
State	2	1
Foreign	8	7

	29	6
Deferred:
Federal	1	(163)
State	(1)	(10)
Foreign	—	—

	—	(173)

Total provision (benefit)	$29	$(167)

The effective income tax rate of the total provision for the nine months ended September 30, 2011 approximates the federal statutory rate as taxes on foreign operations partially offset the effect of state income taxes.

The effective income tax rate of the total benefit for the nine months ended September 30, 2010, is less than the federal statutory rate due primarily to the non-deductible goodwill impairment.

During the next twelve months, we do not expect ultimate resolution of any uncertain tax position will result in a significant increase or decrease of our unrecognized tax benefit.

Note 8.	Contingent Liabilities and Commitments

Royalty litigation

In September 2006, royalty interest owners in Garfield County, Colorado, filed a class action suit in District Court, Garfield County Colorado, alleging we improperly calculated oil and gas royalty payments, failed to account for the proceeds that we received from the sale of natural gas and extracted products, improperly charged certain expenses and failed to refund amounts withheld in excess of ad valorem tax obligations. Plaintiffs sought to certify as a class of royalty interest owners, recover underpayment of royalties and obtain corrected payments resulting from calculation errors. We entered into a final partial settlement agreement. The partial settlement agreement defined the class members for class certification, reserved two claims for court resolution, resolved all other class claims relating to past calculation of royalty and overriding

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

royalty payments, and established certain rules to govern future royalty and overriding royalty payments. This settlement resolved all claims relating to past withholding for ad valorem tax payments and established a procedure for refunds of any such excess withholding in the future. The first reserved claim is whether we are entitled to deduct in our calculation of royalty payments a portion of the costs we incur beyond the tailgates of the treating or processing plants for mainline pipeline transportation. We received a favorable ruling on our motion for summary judgment on the first reserved claim. Plaintiffs appealed that ruling and the Colorado Court of Appeals found in our favor in April 2011. In June 2011, Plaintiffs filed a Petition for Certiorari with the Colorado Supreme Court. We anticipate that Court will issue a decision on whether to grant further review later in 2011 or early in 2012. The second reserved claim relates to whether we are required to have proportionately increased the value of natural gas by transporting that gas on mainline transmission lines and, if required, whether we did so and are thus entitled to deduct a proportionate share of transportation costs in calculating royalty payments. We anticipate trial on the second reserved claim following resolution of the first reserved claim. We believe our royalty calculations have been properly determined in accordance with the appropriate contractual arrangements and Colorado law. At this time, the plaintiffs have not provided us a sufficient framework to calculate an estimated range of exposure related to their claims. However, it is reasonably possible that the ultimate resolution of this item could result in a future charge that may be material to our results of operations.

Other producers have been in litigation or discussions with a federal regulatory agency and a state agency in New Mexico regarding certain deductions, comprised primarily of processing, treating and transportation costs, used in the calculation of royalties. Although we are not a party to these matters, we have monitored them to evaluate whether their resolution might have the potential for unfavorable impact on our results of operations. One of these matters involving federal litigation was decided on October 5, 2009. The resolution of this specific matter is not material to us. However, other related issues in these matters that could be material to us remain outstanding. We received notice from the U.S. Department of Interior Office of Natural Resources Revenue (ONRR) in the fourth quarter of 2010, intending to clarify the guidelines for calculating federal royalties on conventional gas production applicable to our federal leases in New Mexico. The ONRR’s guidance provides its view as to how much of a producer’s bundled fees for transportation and processing can be deducted from the royalty payment. We believe using these guidelines would not result in a material difference in determining our historical federal royalty payments for our leases in New Mexico. No similar specific guidance has been issued by ONRR for leases in other states, but such guidelines are expected in the future. However, the timing of receipt of the necessary guidelines is uncertain. In addition, these interpretive guidelines on the applicability of certain deductions in the calculation of federal royalties are extremely complex and will vary based upon the ONRR’s assessment of the configuration of processing, treating and transportation operations supporting each federal lease. From January 2004 through December 2010, our deductions used in the calculation of the royalty payments in states other than New Mexico associated with conventional gas production total approximately $55 million. Correspondence in 2009 with the ONRR’s predecessor did not take issue with our calculation regarding the Piceance Basin assumptions which we believe have been consistent with the requirements. The issuance of similar guidelines in Colorado and other states could affect our previous royalty payments and the effect could be material to our results of operations.

The New Mexico State Land Office Commissioner has filed suit against us in Santa Fe County alleging that Williams has underpaid royalties due per the oil and gas leases with the State of New Mexico. In August 2011, the parties agreed to stay this matter pending the New Mexico Supreme Court’s resolution of a similar matter involving a different producer.

Environmental matters

The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. These new rules and rulemakings include, but are not limited to, rules for reciprocating internal combustion engine maximum achievable control technology, new air quality standards

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

for ground level ozone, and one hour nitrogen dioxide emission limits. We are unable to estimate the costs of asset additions or modifications necessary to comply with these new regulations due to uncertainty created by the various legal challenges to these regulations and the need for further specific regulatory guidance.

Matters related to Williams’ former power business

California energy crisis

Our former power business was engaged in power marketing in various geographic areas, including California. Prices charged for power by us and other traders and generators in California and other western states in 2000 and 2001 were challenged in various proceedings, including those before the FERC. We have entered into settlements with the State of California (State Settlement), major California utilities (Utilities Settlement), and others that substantially resolved each of these issues with these parties.

Although the State Settlement and Utilities Settlement resolved a significant portion of the refund issues among the settling parties, we continue to have potential refund exposure to nonsettling parties, including various California end users that did not participate in the Utilities Settlement. We are currently in settlement negotiations with certain California utilities aimed at eliminating or substantially reducing this exposure. If successful, and subject to a final “true-up” mechanism, the settlement agreement would also resolve our collection of accrued interest from counterparties as well as our payment of accrued interest on refund amounts. Thus, as currently contemplated by the parties, the settlement agreement would resolve most, if not all, of our legal issues arising from the 2000-2001 California Energy Crisis. With respect to these matters, amounts accrued are not material to our financial position.

Certain other issues also remain open at the FERC and for other nonsettling parties.

Reporting of natural gas-related information to trade publications

Civil suits based on allegations of manipulating published gas price indices have been brought against us and others, in each case seeking an unspecified amount of damages. We are currently a defendant in class action litigation and other litigation originally filed in state court in Colorado, Kansas, Missouri and Wisconsin brought on behalf of direct and indirect purchasers of natural gas in those states. These cases were transferred to the federal court in Nevada. In 2008, the court granted summary judgment in the Colorado case in favor of us and most of the other defendants based on plaintiffs’ lack of standing. On January 8, 2009, the court denied the plaintiffs’ request for reconsideration of the Colorado dismissal and entered judgment in our favor. We expect that the Colorado plaintiffs will appeal now that the court’s order became final on July 18, 2011.

In the other cases, on July 18, 2011, the Nevada district court granted our joint motions for summary judgment to preclude the plaintiffs’ state law claims because the federal Natural Gas Act gives the FERC exclusive jurisdiction to resolve those issues. The court also denied the plaintiffs’ class certification motion as moot. On July 22, 2011, the plaintiffs filed their notice of appeal with the Nevada district court. Because of the uncertainty around these current pending unresolved issues, including an insufficient description of the purported classes and other related matters, we cannot reasonably estimate a range of potential exposures at this time. However, it is reasonably possible that the ultimate resolution of these items could result in future charges that may be material to our results of operations.

Other Divestiture Indemnifications

Pursuant to various purchase and sale agreements relating to divested businesses and assets, we have indemnified certain purchasers against liabilities that they may incur with respect to the businesses and assets acquired from us. The indemnities provided to the purchasers are customary in sale transactions and are contingent upon the purchasers incurring liabilities that are not otherwise recoverable from third parties. The

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

indemnities generally relate to breach of warranties, tax, historic litigation, personal injury, environmental matters, right of way and other representations that we have provided.

At September 30, 2011, we do not expect any of the indemnities provided pursuant to the sales agreements to have a material impact on our future financial position. However, if a claim for indemnity is brought against us in the future, it may have a material adverse effect on our results of operations in the period in which the claim is made.

In addition to the foregoing, various other proceedings are pending against us which are incidental to our operations.

Summary

Litigation, arbitration, regulatory matters, and environmental matters and safety matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. As of September 30, 2011 and December 31, 2010, the Company had accrued approximately $23 million and $21 million, respectively, for loss contingencies associated with royalty litigation, reporting of natural gas information to trade publications and other contingencies. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, is not expected to have a materially adverse effect upon our future liquidity or financial position; however, it could be material to our results of operations in any given year. In certain circumstances, we may be eligible for insurance recoveries, or reimbursement from others. Any such recoveries or reimbursements will be recognized only when realizable.

Commitments

As part of managing our commodity price risk, we utilize contracted pipeline capacity (including capacity on affiliates’ systems, resulting in a total of $412 million for all years) to move our natural gas production and third party gas purchases to other locations in an attempt to obtain more favorable pricing differentials. Our commitments under these contracts as of September 30, 2011 are as follows:

(Millions)

Remainder of 2011	$53
2012	216
2013	211
2014	177
2015	166
Thereafter	633

Total	$1,456

We also have certain commitments to an equity investee and others, primarily for natural gas gathering and treating services and well completion services, which total $826 million over approximately seven years.

We hold a long-term obligation to deliver on a firm basis 200,000 MMBtu per day of natural gas to a buyer at the White River Hub (Greasewood-Meeker, Colorado), which is the major market hub exiting the Piceance Basin. This obligation expires in 2014.

In connection with a gathering agreement entered into by WPZ with a third party in December 2010, we concurrently agreed to buy up to 200,000 MMBtu per day of natural gas at Transco Station 515 (Marcellus Basin) at market prices from the same third party. Purchases under the 12-year contract are expected to begin

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

in the fourth quarter of 2011. We expect to sell this natural gas in the open market and may utilize available transportation capacity to facilitate the sales.

Future minimum annual rentals under noncancelable operating leases as of September 30, 2011, are payable as follows:

(Millions)

Remainder of 2011	$9
2012	71
2013	74
2014	65
2015	35
Thereafter	41

Total	$295

Note 9.	Fair Value Measurements

The following table presents, by level within the fair value hierarchy, our assets and liabilities that are measured at fair value on a recurring basis.

	September 30, 2011				December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
		(Millions)				(Millions)

Energy derivative assets	$52	$450	$4	$506	$97	$474	$2	$573
Energy derivative liabilities	$44	$133	$3	$180	$78	$210	$1	$289

Energy derivatives include commodity based exchange-traded contracts and over the counter (OTC) contracts. Exchange-traded contracts include futures, swaps, and options. OTC contracts include forwards, swaps and options.

Many contracts have bid and ask prices that can be observed in the market. Our policy is to use a mid-market pricing (the mid-point price between bid and ask prices) convention to value individual positions and then adjust on a portfolio level to a point within the bid and ask range that represents our best estimate of fair value. For offsetting positions by location, the mid-market price is used to measure both the long and short positions.

The determination of fair value for our assets and liabilities also incorporates the time value of money and various credit risk factors which can include the credit standing of the counterparties involved, master netting arrangements, the impact of credit enhancements (such as cash collateral posted and letters of credit) and our nonperformance risk on our liabilities. The determination of the fair value of our liabilities does not consider noncash collateral credit enhancements.

Exchange-traded contracts include New York Mercantile Exchange and Intercontinental Exchange contracts and are valued based on quoted prices in these active markets and are classified within Level 1.

Forward, swap, and option contracts included in Level 2 are valued using an income approach including present value techniques and option pricing models. Option contracts, which hedge future sales of our production, are structured as costless collars and are financially settled. They are valued using an industry standard Black-Scholes option pricing model. Significant inputs into our Level 2 valuations include commodity prices, implied volatility by location, and interest rates, as well as considering executed transactions or broker quotes corroborated by other market data. These broker quotes are based on observable market prices at which transactions could currently be executed. In certain instances where these inputs are

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

not observable for all periods, relationships of observable market data and historical observations are used as a means to estimate fair value. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

Our energy derivatives portfolio is largely comprised of exchange-traded products or like products and the tenure of our derivatives portfolio is relatively short with more than 99 percent of the net fair value of our derivatives portfolio expiring in the next 15 months. Due to the nature of the products and tenure, we are consistently able to obtain market pricing. All pricing is reviewed on a daily basis and is formally validated with broker quotes and documented on a monthly basis.

Certain instruments trade with lower availability of pricing information. These instruments are valued with a present value technique using inputs that may not be readily observable or corroborated by other market data. These instruments are classified within Level 3 when these inputs have a significant impact on the measurement of fair value. The instruments included in Level 3 at September 30, 2011, consist primarily of natural gas index transactions that are used to manage our physical requirements.

Reclassifications of fair value between Level 1, Level 2, and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. No significant transfers between Level 1 and Level 2 occurred during the period ended September 30, 2011 or 2010.

The following table presents a reconciliation of changes in the fair value of our net energy derivatives classified as Level 3 in the fair value hierarchy.

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

	Nine Months Ended September 30,
	2011	2010
	(Millions)

Beginning balance	$1	$1
Realized and unrealized gains included in income from continuing operations	12	2
Settlements	(9)	(1)
Transfers into Level 3	—	—
Transfers out of Level 3	(3)	—

Ending balance	$1	$2

Unrealized gains included in income from continuing operations relating to instruments still held at September 30	$1	$1

Realized and unrealized gains included in income from continuing operations for the above periods are reported in revenues in our Condensed Combined Statement of Operations.

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

The following table presents impairments associated with certain assets that have been measured at fair value on a nonrecurring basis within Level 3 of the fair value hierarchy.

Fair Value Measurements Using:

	Total Losses for the Nine Months
	Ended September 30,
	2011	2010
	(Millions)

Impairments:
Goodwill (see Note 5)	$—	$1,003	(a)
Producing properties and costs of acquired unproved reserves (see Note 5)	—	678	(b)

	$—	$1,681

(a)	Due to a significant decline in forward natural gas prices across all future production periods during 2010, we determined that we had a trigger event and thus performed an interim impairment assessment of the approximate $1 billion of goodwill related to our domestic natural gas production operations (the reporting unit). Forward natural gas prices through 2025 as of September 30, 2010, used in our analysis declined more than 22 percent on average compared to the forward prices as of December 31, 2009. We estimated the fair value of the reporting unit on a stand-alone basis by valuing proved and unproved reserves, as well as estimating the fair values of other assets and liabilities which are identified to the reporting unit. We used an income approach (discounted cash flow) for valuing reserves. The significant inputs into the valuation of proved and unproved reserves included reserve quantities, forward natural gas prices, anticipated drilling and operating costs, anticipated production curves, income taxes, and appropriate discount rates. To estimate the fair value of the reporting unit and the implied fair value of goodwill under a hypothetical acquisition of the reporting unit, we assumed a tax structure where a buyer would obtain a step-up in the tax basis of the net assets acquired. Significant assumptions in valuing proved reserves included reserves quantities of more than 4.4 trillion cubic feet of gas equivalent; forward prices averaging approximately $4.65 per thousand cubic feet of gas equivalent (Mcfe) for natural gas (adjusted for locational differences), natural gas liquids and oil; and an after-tax discount rate of 11 percent. Unproved reserves (probable and possible) were valued using similar assumptions adjusted further for the uncertainty associated with these reserves by using after- tax discount rates of 13 percent and 15 percent, respectively, commensurate with our estimate of the risk of those reserves. In our assessment as of September 30, 2010, the carrying value of the reporting unit, including goodwill, exceeded its estimated fair value. We then determined that the implied fair value of the goodwill was zero. As a result of our analysis, we recognized a full $1 billion impairment charge related to this goodwill.

(b)	As of September 30, 2010, we also believed we had a trigger event as a result of significant declines in forward natural gas prices and therefore, we assessed the carrying value of our natural gas-producing properties and costs of acquired unproved reserves for impairments. Our assessment utilized estimates of future cash flows. Significant judgments and assumptions in these assessments are similar to those used in the goodwill evaluation and include estimates of natural gas reserve quantities, estimates of future natural gas prices using a forward NYMEX curve adjusted for locational basis differentials, drilling plans, expected capital costs, and an applicable discount rate commensurate with risk of the underlying cash flow estimates. The assessment performed at September 30, 2010, identified certain properties with a carrying value in excess of their calculated fair values. As a result, we recorded a $678 million impairment charge in the third-quarter 2010 as further described below. Fair value measured for these properties at September 30, 2010, was estimated to be approximately $320 million.

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

•	$503 million of the impairment charge related to natural gas-producing properties in the Barnett Shale. Significant assumptions in valuing these properties included proved reserves quantities of more than 227 billion cubic feet of gas equivalent, forward weighted average prices averaging approximately $4.67 per Mcfe for natural gas (adjusted for locational differences), natural gas liquids and oil, and an after-tax discount rate of 11 percent.

•	$175 million of the impairment charge related to acquired unproved reserves in the Piceance Highlands acquired in 2008. Significant assumptions in valuing these unproved reserves included evaluation of probable and possible reserves quantities, drilling plans, forward natural gas (adjusted for locational differences) and natural gas liquids prices, and an after-tax discount rate of 13 percent.

Note 10.	Financial Instruments, Derivatives, Guarantees, and Concentration of Credit Risk

Financial Instruments

Fair-value methods

We use the following methods and assumptions in estimating our fair-value disclosures for financial instruments:

Cash and cash equivalents and restricted cash:  The carrying amounts reported in the Condensed Combined Balance Sheet approximate fair value due to the nature of the instrument and/or the short-term maturity of these instruments.

Other:  Includes margin deposits and customer margin deposits payable for which the amounts reported in the Condensed Combined Balance Sheet approximate fair value.

Energy derivatives:  Energy derivatives include futures, forwards, swaps, and options. These are carried at fair value in the Condensed Combined Balance Sheet. See Note 9 for a discussion of the valuation of our energy derivatives.

Carrying amounts and fair values of our financial instruments were as follows:

	September 30, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
Asset (Liability)	Amount	Value	Amount	Value
		(Millions)

Cash and cash equivalents	$50	$50	$37	$37
Restricted cash	$29	$29	$24	$24
Other	$—	$—	$(25)	$(25)
Net energy derivatives:
Energy commodity cash flow hedges	$316	$316	$266	$266
Other energy derivatives	$10	$10	$18	$18

Energy Commodity Derivatives

Risk management activities

We are exposed to market risk from changes in energy commodity prices within our operations. We utilize derivatives to manage exposure to the variability in expected future cash flows from forecasted sales of natural gas and crude oil attributable to commodity price risk. Certain of these derivatives utilized for risk management purposes have been designated as cash flow hedges, while other derivatives have not been designated as cash flow hedges or do not qualify for hedge accounting despite hedging our future cash flows on an economic basis.

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

We produce, buy, and sell natural gas and crude oil at different locations throughout the United States. To reduce exposure to a decrease in revenues from fluctuations in natural gas and crude oil market prices, we enter into natural gas and crude oil futures contracts, swap agreements, and financial option contracts to mitigate the price risk on forecasted sales of natural gas and crude oil. We have also entered into basis swap agreements to reduce the locational price risk associated with our producing basins. Those agreements and contracts designated as cash flow hedges are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness may be recognized primarily as a result of locational differences between the hedging derivative and the hedged item. Our financial option contracts are either purchased options or a combination of options that comprise a net purchased option or a zero-cost collar.

The following table sets forth the derivative volumes designated as hedges of production volumes as of September 30, 2011:

					Weighted Average
				Notional	Price
Commodity	Period	Contract Type	Location	Volume (BBtu)	($/MMBtu)

Natural Gas	Oct-Dec 2011	Costless Collar	Rockies	4,140	$5.30 - $7.10
Natural Gas	Oct-Dec 2011	Costless Collar	San Juan	8,280	$5.27 - $7.06
Natural Gas	Oct-Dec 2011	Costless Collar	MidCon	7,360	$5.10 - $7.00
Natural Gas	Oct-Dec 2011	Costless Collar	SoCal	2,760	$5.83 - $7.56
Natural Gas	Oct-Dec 2011	Costless Collar	North East	2,760	$6.50 - $8.14
Natural Gas	Oct-Dec 2011	Location Swaps	Rockies	8,740	$5.31
Natural Gas	Oct-Dec 2011	Location Swaps	San Juan	10,120	$5.10
Natural Gas	Oct-Dec 2011	Location Swaps	MidCon	2,300	$5.05
Natural Gas	Oct-Dec 2011	Location Swaps	SoCal	3,680	$4.95
Natural Gas	Oct-Dec 2011	Location Swaps	North East	11,490	$5.48
Natural Gas	2012	Location Swaps	Rockies	49,410	$4.76
Natural Gas	2012	Location Swaps	San Juan	40,260	$4.94
Natural Gas	2012	Location Swaps	MidCon	32,025	$4.76
Natural Gas	2012	Location Swaps	SoCal	11,895	$5.14
Natural Gas	2012	Location Swaps	North East	52,460	$5.58
Natural Gas	2013	Location Swaps	North East	1,800	$6.48
				Notional	Weighted Average
Commodity	Period	Contract Type	Location	Volume (MBbl)	Price ($/Bbl)
Crude Oil	Oct-Dec 2011	Business Day Avg Swaps	WTI	414	$96.56
Crude Oil	2012	Business Day Avg Swaps	WTI	2,624	$97.32

We also enter into forward contracts to buy and sell natural gas to maximize the economic value of transportation agreements and storage capacity agreements. To reduce exposure to a decrease in margins from fluctuations in natural gas market prices, we may enter into futures contracts, swap agreements, and financial option contracts to mitigate the price risk associated with these contracts. Hedges for transportation contracts are designated as cash flow hedges and are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness may be recognized primarily as a result of locational differences between the hedging derivative and the hedged item. Hedges for storage contracts have not been designated as hedging instruments, despite economically hedging the expected cash flows generated by those agreements.

We also enter into energy commodity derivatives for other than risk management purposes, including managing certain remaining legacy natural gas contracts and positions from our former power business and

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

providing services to third parties and affiliated entities. These legacy natural gas contracts include substantially offsetting positions and have an insignificant net impact on earnings.

The following table depicts the notional amounts of the net long (short) positions which we did not designate as hedges of our production in our commodity derivatives portfolio as of September 30, 2011. Natural gas is presented in millions of British Thermal Units (MMBtu). All of the Central hub risk realizes by March 31, 2012 and 100% of the basis risk realizes by 2013. The net index position includes contracts for the future sale of physical natural gas related to our production. Offsetting these sales are contracts for the future production of physical natural gas related to WPZ’s natural gas shrink requirements. These contracts result in minimal commodity price risk exposure and have a value of less than $1 million at September 30, 2011.

	Unit of	Central Hub	Basis	Index
Derivative Notional Volumes	Measure	Risk(a)(d)	Risk(b)	Risk(c)

Not Designated as Hedging Instruments
Risk Management	MMBtu	(11,400,829)	(6,733,329)	(81,599,245)
Other	MMBtu	—	(6,110,000)

(a)	includes physical and financial derivative transactions that settle against the Henry Hub price;

(b)	includes financial derivative transactions priced off the difference in value between the Central Hub and another specific delivery point;

(c)	includes physical derivative transactions at an unknown future price, including purchases of 64,204,250 MMBtu primarily on behalf of WPZ and sales of 145,803,495 MMBtu.

(d)	includes financial derivatives entered into with WPZ to reduce its exposure to decreases in its revenues from fluctuations in NGL market prices or increases in costs and operating expenses from fluctuations in natural gas market prices. These contracts are offset by 3rd party agreements.

Fair values and gains (losses)

The following table presents the fair value of energy commodity derivatives. Our derivatives are presented as separate line items in our Condensed Combined Balance Sheet as current and noncurrent derivative assets and liabilities. Derivatives are classified as current or noncurrent based on the contractual timing of expected future net cash flows of individual contracts. The expected future net cash flows for derivatives classified as current are expected to occur within the next 12 months. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements. Further, the amounts below do not include cash held on deposit in margin accounts that we have received or remitted to collateralize certain derivative positions.

	September 30, 2011		December 31, 2010
	Assets	Liabilities	Assets	Liabilities
		(Millions)

Designated as hedging instruments	$331	$15	$288	$22
Not designated as hedging instruments:
Legacy natural gas contracts from former power business	130	129	186	187
All other	45	36	99	80

Total derivatives not designated as hedging instruments	175	165	285	267

Total derivatives	$506	$180	$573	$289

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

The following table presents pre-tax gains and losses for our energy commodity derivatives designated as cash flow hedges, as recognized in accumulated other comprehensive income (AOCI) or revenues.

	Nine Months Ended
	September 30,
	2011	2010	Classification
	(Millions)

Net gain recognized in other comprehensive income (loss) (effective portion)	$270	$530	AOCI
Net gain reclassified from AOCI into income (effective portion)	$219	$235	Revenues
Gain recognized in income (ineffective portion)	$—	$4	Revenues

There were no gains or losses recognized in income as a result of excluding amounts from the assessment of hedge effectiveness.

The following table presents pre-tax gains and losses for our energy commodity derivatives not designated as hedging instruments.

	Nine Months Ended September 30,
	2011	2010
	(Millions)

Gas management revenues	$19	$39
Gas management expenses	—	18

Net gain	$19	$21

The cash flow impact of our derivative activities is presented in the Condensed Combined Statement of Cash Flows as changes in current and noncurrent derivative assets and liabilities.

Credit-risk-related features

Certain of our derivative contracts contain credit-risk-related provisions that would require us, in certain circumstances, to post additional collateral in support of our net derivative liability positions. These credit-risk-related provisions require us to post collateral in the form of cash or letters of credit when our net liability positions exceed an established credit threshold. The credit thresholds are typically based on our senior unsecured debt ratings from Standard and Poor’s and/or Moody’s Investors Service. Under these contracts, a credit ratings decline would lower our credit thresholds, thus requiring us to post additional collateral. We also have contracts that contain adequate assurance provisions giving the counterparty the right to request collateral in an amount that corresponds to the outstanding net liability. Additionally, we have an unsecured credit agreement with certain banks related to hedging activities. We are not required to provide collateral support for net derivative liability positions under the credit agreement as long as the value of our domestic natural gas reserves, as determined under the provisions of the agreement, exceeds by a specified amount certain of its obligations including any outstanding debt and the aggregate out-of-the-money position on hedges entered into under the credit agreement.

As of September 30, 2011, we had collateral totaling $4 million posted to derivative counterparties to support the aggregate fair value of our net $21 million derivative liability position (reflecting master netting arrangements in place with certain counterparties), which includes a reduction of less than $1 million to our liability balance for our own nonperformance risk. At December 31, 2010, we had collateral totaling $8 million posted to derivative counterparties, all of which was in the form of letters of credit, to support the aggregate fair value of our net derivative liability position (reflecting master netting arrangements in place with certain counterparties) of $36 million, which included a reduction of less than $1 million to our liability

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

balance for our own nonperformance risk. The additional collateral that we would have been required to post, assuming our credit thresholds were eliminated and a call for adequate assurance under the credit risk provisions in our derivative contracts was triggered, was $17 million and $29 million at September 30, 2011 and December 31, 2010, respectively.

Cash flow hedges

Changes in the fair value of our cash flow hedges, to the extent effective, are deferred in AOCI and reclassified into earnings in the same period or periods in which the hedged forecasted purchases or sales affect earnings, or when it is probable that the hedged forecasted transaction will not occur by the end of the originally specified time period. As of September 30, 2011, we have hedged portions of future cash flows associated with anticipated energy commodity purchases and sales for up to two years. Based on recorded values at September 30, 2011, $171 million of net gains (net of income tax provision of $101 million) will be reclassified into earnings within the next year. These recorded values are based on market prices of the commodities as of September 30, 2011. Due to the volatile nature of commodity prices and changes in the creditworthiness of counterparties, actual gains or losses realized within the next year will likely differ from these values. These gains or losses are expected to substantially offset net losses or gains that will be realized in earnings from previous unfavorable or favorable market movements associated with underlying hedged transactions.

Concentration of Credit Risk

Derivative assets and liabilities

We have a risk of loss from counterparties not performing pursuant to the terms of their contractual obligations. Counterparty performance can be influenced by changes in the economy and regulatory issues, among other factors. Risk of loss is impacted by several factors, including credit considerations and the regulatory environment in which a counterparty transacts. We attempt to minimize credit-risk exposure to derivative counterparties and brokers through formal credit policies, consideration of credit ratings from public ratings agencies, monitoring procedures, master netting agreements and collateral support under certain circumstances. Collateral support could include letters of credit, payment under margin agreements, and guarantees of payment by credit worthy parties. The gross credit exposure from our derivative contracts as of September 30, 2011, is summarized as follows:

	Investment
Counterparty Type	Grade(a)	Total
	(Millions)

Gas and electric utilities and integrated oil and gas companies	$10	$10
Energy marketers and traders	—	75
Financial institutions	421	421

	$431	506

Credit reserves		—

Gross credit exposure from derivatives		$506

We assess our credit exposure on a net basis to reflect master netting agreements in place with certain counterparties. We offset our credit exposure to each counterparty with amounts we owe the counterparty

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

under derivative contracts. The net credit exposure from our derivatives as of September 30, 2011, excluding collateral support discussed below, is summarized as follows:

	Investment
Counterparty Type	Grade(a)	Total
	(Millions)

Gas and electric utilities and integrated oil and gas companies	$5	$5
Energy marketers and traders	—	1
Financial institutions	342	342

	$347	348

Credit reserves		—

Net credit exposure from derivatives		$348

(a)	We determine investment grade primarily using publicly available credit ratings. We include counterparties with a minimum Standard & Poor’s rating of BBB- or Moody’s Investors Service rating of Baa3 in investment grade.

Our seven largest net counterparty positions represent approximately 94 percent of our net credit exposure from derivatives and are all with investment grade counterparties. Included within this group are counterparty positions, representing 89 percent of our net credit exposure from derivatives, associated our hedging facility. Under certain conditions, the terms of this credit agreement may require the participating financial institutions to deliver collateral support to a designated collateral agent (which is another participating financial institution in the agreement). The level of collateral support required is dependent on whether the net position of the counterparty financial institution exceeds specified thresholds. The thresholds may be subject to prescribed reductions based on changes in the credit rating of the counterparty financial institution.

At September 30, 2011, the designated collateral agent is not required to hold any collateral support on our behalf under our hedging facility. We hold collateral support, which may include cash or letters of credit, of $5 million related to our other derivative positions.

Note 11.	Revolving Credit Agreement

On June 3, 2011, WPX Energy, Inc., as borrower, entered into a new $1.5 billion five-year senior unsecured revolving credit facility agreement (the “Credit Facility Agreement”), together with the lenders named therein, and Citibank N.A. (“Citi”), as administrative agent and swingline lender. Under the terms of the Credit Facility Agreement and subject to certain requirements, WPX Energy, Inc. may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. Borrowings under the Credit Facility Agreement may be used for working capital, acquisitions, capital expenditures and other general corporate purposes.

Under the Credit Facility Agreement, WPX Energy, Inc. may also obtain same day funds by requesting a swingline loan of up to an amount of $125 million from the swingline lender. Interest on swingline loans will be payable at a fluctuating base rate equal to Citi’s adjusted base rate plus the applicable margin.

The Credit Facility Agreement will not be effective until the date on which certain conditions listed in the agreement (including, among others, the completion of the initial public offering of WPX Energy, Inc.) have been met or waived; provided that the effective date must be on or before November 30, 2011 or such later date as may be agreed to by WPX Energy, Inc. and the lenders. If the effective date has not occurred by November 30, 2011, the Credit Facility Agreement will automatically terminate unless otherwise extended by WPX Energy, Inc. and the lenders. WPX Energy, Inc. is in the process of seeking an amendment to the Credit Facility Agreement that will eliminate any condition to effectiveness of the Credit Facility Agreement relating to the completion of the initial public offering of WPX Energy, Inc. Costs totalling $8 million associated with the

WPX Energy

Notes to Condensed Combined Financial Statements—(Continued)

establishment of this facility have been deferred in other assets and will be amortized over the life of the agreement.

Interest on borrowings under the Credit Facility Agreement will be payable at rates per annum equal to, at the option of WPX Energy, Inc.: (1) a fluctuating base rate equal to Citi’s adjusted base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The adjusted base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) Citi’s publicly announced base rate, and (iii) one-month LIBOR plus 1.0 percent. WPX Energy, Inc. will be required to pay a commitment fee based on the unused portion of the commitments under the Credit Facility Agreement. The applicable margin and the commitment fee will be determined by reference to a pricing schedule based on WPX Energy, Inc.’s senior unsecured debt ratings.

Under the Credit Facility Agreement, prior to the occurrence of the Investment Grade Date (as defined below), WPX Energy, Inc. will be required to maintain a ratio of PV to debt (each as defined in the Credit Facility Agreement) of at least 1.50 to 1.00. PV is determined as of the end of each fiscal year and reflects the present value, discounted at 9 percent, of projected future cash flows of domestic proved oil and gas reserves (with a limitation of no more than 35% of proved undeveloped reserves), based on lender projected commodity price assumptions and after giving effect to hedge arrangements. Also, for WPX Energy, Inc. and its consolidated subsidiaries, the ratio of debt to capitalization (defined as net worth plus debt) will not be permitted to be greater than 60%. Each of the above ratios will be tested beginning June 30, 2011 at the end of each fiscal quarter. Investment Grade Date means the first date on which WPX Energy, Inc.’s long-term senior unsecured debt ratings are BBB- or better by S&P or Baa3 or better by Moody’s (without negative outlook or negative watch), provided that the other of the two ratings is at least BB+ by S&P or Ba1 by Moody’s.

The Credit Facility Agreement contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes of the Credit Facility Agreement and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants limit, among other things, the ability of WPX Energy, Inc.’s subsidiaries to incur indebtedness, WPX Energy, Inc. and its material subsidiaries from granting certain liens supporting indebtedness, making investments, loans or advances and entering into certain hedging agreements, WPX Energy, Inc.’s ability to merge or consolidate with any person or sell all or substantially all of its assets to any person, enter into certain affiliate transactions, make certain distributions during the continuation of an event of default and allow material changes in the nature of its business. In addition, the representations, warranties and covenants contained in the Credit Facility Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Credit Facility Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of WPX Energy, Inc.

The Credit Facility Agreement includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default with respect to a borrower occurs under the Credit Facility Agreement, the lenders will be able to terminate the commitments and accelerate the maturity of the loans of the defaulting borrower under the Credit Facility Agreement and exercise other rights and remedies.